Exhibit 99.2

Cablevision Announces the Purchase of Metro-Goldwyn Mayer’s 20% Stake in Three of Rainbow’s National Networks: AMC, IFC and WE: Women’s Entertainment

Bethpage, NY, June 30, 2003—Cablevision Systems Corporation (NYSE:CVC) today announced that it has agreed to buy Metro-Goldwyn-Mayer’s 20% stake in three of Rainbow’s successful national cable networks—AMC, IFC and WE: Women’s Entertainment—for $500 million. Cablevision sold the stake to MGM in April 2001.

Rainbow Media Holdings will pay MGM $250 million in cash upon closing of the transaction. The remaining $250 million will be in the form of a note issued by Cablevision Systems Corporation that matures in 5 months. At maturity, Cablevision has the option to pay the note in cash or Cablevision Class A common stock. Cablevision President and CEO James L. Dolan stated: “MGM has been an excellent partner and we have been grateful for its support. For Cablevision, we are very pleased to again retain 100 percent ownership of our Rainbow networks as we amicably exit this arrangement. We thank MGM for this successful partnership and look forward to working with MGM in the future.”

Rainbow Media Holdings, Inc., which manages national and regional cable networks, is 100% owned and operated by Cablevision.

Cablevision Systems Corporation is one of the nation’s leading entertainment, media and telecommunications companies. In addition to its broadband, cable, Internet and telephone offerings, the company owns and operates Rainbow Media Holdings, Inc. and its networks; Madison Square Garden and its teams; and, Clearview Cinemas. In addition, Cablevision operates New York’s famed Radio City Music Hall. Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

Rainbow Media Holdings, Inc. owns and manages AMC, WE: Women’s Entertainment, IFC (The Independent Film Channel), Fuse (formerly muchmusic usa), Mag Rack, Rainbow Sports Networks, News 12 Networks, and MetroChannels as well as the Rainbow Advertising Sales Corporation and Rainbow Network Communications. Rainbow is a 50 percent partner in Fox Sports Net.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

Cablevision Systems Corporation

Charles Schueler

Senior Vice President

Media and Community Relations

(516) 803-1013